Exhibit 99.1

RxSight, Inc. Reports Second Quarter 2023 Financial Results

Aliso Viejo, Calif. (NASDAQ: RXST) – August 7, 2023 – RxSight, Inc., an ophthalmic medical device company dedicated to providing high-quality customized vision to patients following cataract surgery, today reported financial results for the three and six months ended June 30, 2023.

Key Quarterly Highlights

•
Reported second quarter 2023 revenue of $20.8 million, an increase of 83% compared to the second quarter of 2022, reflecting:
•
The sale of 67 Light Delivery Devices (LDD™s), representing a 37% increase in unit sales compared to the second quarter of 2022 and expanding the installed base to 523 LDDs at the end of the quarter, representing a 78% increase compared to end of the second quarter of 2022; and
•
The sale of 12,622 Light Adjustable Lenses (LAL®s), representing a 134% increase in procedure volumes compared to the second quarter of 2022.
•
The company increased its full-year 2023 guidance range for revenue, gross margin and operating expense.

“This quarter’s performance marks our 10th consecutive period of solid, year-over-year quarterly revenue growth, reflecting the increasing number of doctors and patients who are selecting our novel LAL system for the precise, high-quality visual outcomes it provides,” said Ron Kurtz, Chief Executive Officer and President of RxSight. “The LAL is the first and only lens that can be customized after cataract surgery, providing patients the opportunity to preview and adjust their vision to meet their specific needs and preferences. While the LAL is still in the early adoption phase, we believe it can ultimately occupy a leading position in the premium cataract market.”

Second Quarter Financial Results

In the second quarter of 2023, total revenue was $20.8 million, an increase of 83% compared to $11.4 million in the second quarter of 2022. Revenue growth was driven by a 36% increase in LDD revenue and a 132% increase in LAL revenue compared to the second quarter of 2022.

Gross profit for the second quarter of 2023 was $12.0 million or 58% of revenue, an increase of $7.2 million or 151% compared to gross profit of $4.8 million or 42% of revenue for the second quarter of 2022.

Total operating expenses for the second quarter of 2023 were $25.6 million, a 25% increase from $20.6 million in the second quarter of 2022, reflecting the company’s ongoing investments to grow its LDD installed base and support increased LAL procedure volumes.

In the second quarter of 2023, the company reported a net loss of $(13.8) million, or $(0.40) per basic and diluted share, compared to net loss of $(16.7) million, or $(0.61) per basic and diluted share in the second quarter of 2022. Adjusted net loss in the second quarter of 2023 was $(9.5) million, or $(0.28)

per basic and diluted share, compared to an adjusted net loss of $(13.8) million, or $(0.50) per basic and diluted share in the second quarter of 2022.

Cash, cash equivalents and short-term investments as of June 30, 2023, were $147.1 million compared to $153.9 million at March 31, 2023. In the second quarter of 2023, the company raised approximately $19.4 million, net after fees, through the sale of common stock under its “at-the-market” (“ATM”) facility. During the second quarter of 2023, the company used these proceeds and cash reserves to reduce its outstanding debt by $20.0 million and pay associated accrued interest and fees.

Early in the third quarter of 2023, the company raised additional proceeds of approximately $11.9 million, net of fees, through the sale of common stock under its ATM facility. The company used these proceeds and cash reserves to pay off its remaining $20.0 million term loan balance as well as associated accrued interest and fees. Through the elimination of $40.0 million in debt in the second and third quarters of 2023, the company expects to reduce its annual interest expense by approximately $5.6 million.

Financial Outlook

Based on second quarter 2023 performance, the company increased its 2023 full-year revenue, gross margin and operating expense guidance as follows:

•
Revenue of $81.0 million to $86.0 million, representing implied growth of 65% to 75% compared to 2022, up from prior guidance of $79.0 million to $84.0 million
•
Gross margin in range of 58% to 60%, representing an implied increase of 32% to 36% compared to 2022, up from prior guidance of 56% to 58%
•
Operating expenses in the range of $106.0 million to $109.0 million, representing an implied increase of 25% to 29% compared to 2022, up from prior guidance of $105.0 million to $108.0 million.

Conference Call

On Monday, August 7, 2023, at 1:30 p.m. Pacific Time, the company will host a conference call to discuss its second quarter 2023 financial results. Participants may register for the call here and listen through a live and archived webcast of the event available for one year at https://investors.rxsight.com/. While not required, it is recommended participants join ten minutes prior to the event start time to ensure the necessary audio applications are downloaded and installed. Instructions are provided (including a dial-in option).

About RxSight, Inc.

RxSight, Inc. is a commercial-stage medical technology company dedicated to improving the vision of patients following cataract surgery. The RxSight® Light Adjustable Lens system, comprised of the RxSight Light Adjustable Lens® (LAL®), RxSight Light Delivery Device (LDD™) and accessories, is the first and only commercially available intraocular lens (IOL) technology that can be adjusted after surgery enabling doctors to customize and deliver high-quality of vision to patients after cataract surgery. Additional information about RxSight can be found at www.rxsight.com.

Forward-Looking Statements

This press release contains forward-looking statements, including with respect to the Company’s revenue growth trends; the increasing number of doctors and patients who are selecting the Company’s novel LAL; the ability of the Company’s LAL to occupy a leading position in the premium cataract market; and the Company’s projected revenue, gross margin, and operating expenses for 2023. Such statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed, implied or inferred by these forward-looking statements, and among other things, our ability to maintain cash balances and successfully commercialize or partner our product candidates currently under development. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” or “continue” or the negative of such terms and other same terminology. These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors. These and other factors may cause our actual results to differ materially from any forward-looking statement. We undertake no obligation to update any of the forward-looking statements after the date of this press release to conform those statements to reflect the occurrence of unanticipated events, except as required by applicable law.

Company Contact:

Shelley B. Thunen

Chief Financial Officer

sthunen@rxsight.com

Investor Relations Contact:

IR@rxsight.com

RxSIGHT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS (UNAUDITED)

(In thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Sales	$20,810	$11,360	$38,299	$20,301
Cost of sales	8,795	6,572	15,919	11,752
Gross profit	12,015	4,788	22,380	8,549
Operating expenses:
Selling, general and administrative	18,239	14,388	34,492	28,008
Research and development	7,401	6,192	14,608	12,911
Total operating expenses	25,640	20,580	49,100	40,919
Loss from operations	(13,625)	(15,792)	(26,720)	(32,370)
Other income (expense), net:
Interest expense	(1,568)	(1,136)	(3,075)	(2,196)
Interest and other income	1,777	196	3,168	242
Loss on extinguishment of term loan	(362)	—	(362)	—
Loss before income taxes	(13,778)	(16,732)	(26,989)	(34,324)
Income tax expense	26	—	27	4
Net loss	$(13,804)	$(16,732)	$(27,016)	$(34,328)
Other comprehensive income (loss)
Unrealized (loss) gain on short-term investments	(65)	(76)	19	(150)
Foreign currency translation gain (loss)	1	(9)	3	(13)
Total other comprehensive (loss) income	(64)	(85)	22	(163)
Comprehensive loss	$(13,868)	$(16,817)	$(26,994)	$(34,491)
Net loss per share:
Basic & diluted	$(0.40)	$(0.61)	$(0.82)	$(1.25)
Weighted-average shares used in computing net loss per share:
Attributable to common stock, basic & diluted	34,498,265	27,559,908	33,075,585	27,493,130

RxSIGHT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except share and per share amounts)

	June 30,	December 31,
	2023	2022
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$8,753	$11,834
Short-term investments	138,340	93,968
Accounts receivable	13,295	10,956
Inventories	17,945	14,835
Prepaid and other current assets	2,112	2,962
Total current assets	180,445	134,555
Property and equipment, net	10,533	10,138
Operating leases right-of-use assets	3,174	3,943
Restricted cash	761	761
Other assets	348	767
Total assets	$195,261	$150,164
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$3,997	$2,595
Accrued expenses and other current liabilities	10,588	12,672
Lease liabilities	1,980	1,970
Total current liabilities	16,565	17,237
Long-term lease liabilities	1,843	2,856
Term loan, net	19,589	40,169
Other long-term liabilities	76	—
Total liabilities	38,073	60,262
Commitments and contingencies
Stockholders' equity:
Common stock, $0.001 par value, 900,000,000 shares authorized, 35,168,041 shares issued and outstanding as of June 30, 2023 and 28,268,389 shares issued and outstanding as of December 31, 2022	35	28
Preferred stock, $0.001 par value, 100,000,000 shares authorized, no shares issued and outstanding	—	—
Additional paid-in capital	730,274	636,001
Accumulated other comprehensive loss	(73)	(95)
Accumulated deficit	(573,048)	(546,032)
Total stockholders' equity	157,188	89,902
Total liabilities and stockholders' equity	$195,261	$150,164

Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented under generally accepted accounting principles in the United States (“GAAP”), we believe certain non-GAAP measures, including adjusted net loss, and adjusted net loss per share, basic and diluted, provide useful information to investors and are useful in evaluating our operating performance. For example, we exclude stock-based compensation expense and loss on extinguishment of debt because these expenses are non-cash in nature and we believe excluding these items provides meaningful supplemental information regarding our operational performance and allows investors the ability to make more meaningful comparisons between our operating results and those of other companies.

We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP measures differently or may use other measures to evaluate their performance. A reconciliation is provided below for each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures, and not to rely on any single financial measure to evaluate our business.

Adjusted Net Loss and Adjusted Net Loss Per Share

Adjusted net loss is a non-GAAP financial measure that we define as net loss adjusted for (i) stock-based compensation and (ii) loss on extinguishment of term loan. We believe adjusted net loss provides investors with useful information on period-to-period performance as evaluated by management and comparison with our past financial performance and is useful in evaluating our operating performance compared to that of other companies in our industry, as this metric generally eliminates the effects of certain items that may vary from company to company for reasons unrelated to overall operating performance.

Reconciliations of net loss to adjusted net loss and the presentation of adjusted net loss per share, basic and diluted, are as follows:

RxSIGHT, INC.

GAAP To NON-GAAP RECONCILIATIONS (UNAUDITED)

(In thousands, except share and per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Common Stock
Numerator:
Net loss available to stockholders, basic and diluted	$(13,804)	$(16,732)	$(27,016)	$(34,328)
Add:
Stock-based compensation	3,955	2,904	7,250	5,553
Loss on extinguishment of term loan	362	—	362	—
Adjusted net loss available to common stockholders, basic and diluted:	$(9,487)	$(13,828)	$(19,404)	$(28,775)

Denominator:
Weighted-average shares outstanding, basic and diluted	34,498,265	27,559,908	33,075,585	27,493,130
Adjusted net loss per share, basic and diluted	$(0.28)	$(0.50)	$(0.59)	$(1.05)